COMPANY CONTACT:
                                        Checkpoint Systems, Inc.
                                        Craig Burns
                                        Executive Vice President,
                                        Chief Financial Officer & Treasurer
                                        (856) 848-1800
                                     INVESTOR RELATIONS CONTACT:
                                        Marco Lima, Lindsay Hatton
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600
                                     PRESS CONTACT:
                                        Scot Hoffman
                                        Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE                   (212) 850-5600


                CHECKPOINT SYSTEMS, INC. FILES POST-TRIAL MOTION
                       AND RECEIVES ORDER OF STAY
               -- Appeal Process Underway in ID Systems Lawsuit --

Thorofare, New Jersey, June 19, 2002 - Checkpoint Systems, Inc. (NYSE: CKP) announced today that it has filed a Motion for Post-Trial Relief in the lawsuit brought by ID Security Systems Canada, Inc. The Court has ordered a Stay that will remain in effect pending disposition of the Company's Motion.

As a condition of this Stay, the court ordered Checkpoint to file an approximate $26 million surety bond with the United States District Court for the Eastern District of Pennsylvania and to place approximately 3.2 million of its existing treasury shares in escrow. In accordance with Financial Accounting Standard
(FAS) No. 128, these shares will not be treated as outstanding for earnings per share calculations.

"By exercising our rights of appeal, Checkpoint will have the further opportunity to assert its legal position. The post-trial and appeal process will take place during the next twelve to eighteen months," said Neil D. Austin, Vice President, General Counsel and Secretary of Checkpoint. "We believe that the Company will be vindicated as a consequence of this process," added Mr. Austin.

"We are pleased that we will be able to comply with the court's requirement by drawing on our existing credit facility," commented Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer of Checkpoint. We expect the costs related to the surety bond to be approximately $750,000 for the balance of this fiscal year, and any judgment against Checkpoint will only be paid after all appeals have been exhausted. We continue to expect a favorable outcome for Checkpoint," concluded Mr. Burns.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.

Safe Harbor Statement
--------------------------------------

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.